Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-262003

The Greenrose Holding Company Inc.

Up to 29,716,728 Shares of Common Stock

(including 17,910,000 shares of Common Stock issuable upon exercise of Warrants)
Up to 660,000 Warrants Exercisable for Common Stock

This prospectus supplement supplements the prospectus dated February 9, 2022 (as amended and supplemented from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-l (No. 333-262003) that was declared effective on February 9, 2022 (as amended with the Post-Effective Amendment No. 1 that was filed on June 10, 2022). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on July 5, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of (i) 17,910,000 shares of our common stock, $0.0001 par value per share (our “common stock”), issuable upon exercise of warrants to purchase Common Stock; (ii) 5,000,000 shares of common stock held by the former equity holders of Theraplant, LLC (“Theraplant”) in connection with the Theraplant Merger (defined below); (iii) 2,266,350 shares of our common stock held or that will be held by our sponsor, Greenrose Associates LLC (our “Sponsor”); (iv) 4,430,378 shares of our common stock issued to True Harvest, LLC in connection the True Harvest Acquisition (defined below); (v) 88,000 shares of our common stock and 528,000 private warrants (the “private warrants”, which upon any sale will become public warrants) held by Imperial Capital, LLC, the representative of the underwriters in our initial public offering (“Imperial”); and (vi) 22,000 shares of our common stock and 132,000 Private warrants held by I-Bankers Securities, Inc, an underwriter in our initial public offering (“I-Bankers” and, together with Theraplant, our Sponsor and Imperial, the “Selling Stockholders”).

We are not selling any securities under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders, except with respect to amounts received by us upon exercise of the Warrants.

The Selling Stockholders may sell the shares of common stock and private warrants, as applicable, included in the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section of the Prospectus entitled “Plan of Distribution.” Each of the Selling Stockholders is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Our common stock and our public warrants (our “Public Warrants) are traded on The Over The Counter “OTCQX” Market and OTCQB Market under the symbols “GNRS” and “GNRS.W,” respectively. On July 5, 2022, the closing price of our common stock was $2.75 per share and the closing price of our Public Warrants was $0.13 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus (as amended and supplemented from time to time) and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus and this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 6, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2022 (June 28, 2022)

THE GREENROSE HOLDING COMPANY INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39217	84-2845696
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

111 Broadway Amityville, NY	11701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 346-5270

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Units, each consisting of one share of common stock and one redeemable warrant	OTC Pink
Common stock, par value $0.0001 per share	OTCQX
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	OTCQB

Item 8.01 Other Events.

On June 28, 2022, The Greenrose Holding Company Inc. (the “Company”) received a complaint filed by Shareholder Representative Services LLC (the “Plaintiff”) against the Company in the Connecticut Superior Court. In the complaint, the Plaintiff generally alleges breach of contract, breach of the covenant of good faith and fair dealing, and conversion with respect to the Agreement and Plan of Merger effective as of March 12, 2021 and its Amendments 1 and 2 (collectively, the “Merger Agreement”) between the Plaintiff, as representative of the Selling Securityholders of Theraplant (as defined in the Merger Agreement), and the Company. The Company intends to defend itself vigorously.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2022	The Greenrose Holding Company Inc.

	By:	/s/ William F. Harley III
	Name:	William F. Harley III
	Title:	Chief Executive Officer

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